Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147186, 333-202141 and 333-222002) of Navios Maritime Holdings Inc. of our report dated April 21, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 21, 2020